FOR IMMEDIATE RELEASE:

Investor Contact:
Tom Line
Chief Financial Officer
614.255.5989
tline@diamond-hill.com

DIAMOND HILL APPOINTS HEATHER E. BRILLIANT
PRESIDENT AND CHIEF EXECUTIVE OFFICER

COLUMBUS, Ohio – July 10, 2019 – Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) announced that its board of directors has appointed Heather E. Brilliant, CFA to serve as its President and Chief Executive Officer, effective in September 2019. In addition, Brilliant will be appointed to the company’s board of directors, and will serve as President and Chief Executive Officer of Diamond Hill Capital Management, Inc., the company’s wholly–owned subsidiary. She succeeds Christopher M. Bingaman, CFA who will continue with the firm as a portfolio manager for the Diamond Hill Long-Short Fund.

James F. Laird, Chair of the board of directors said, “On behalf of the board and our leadership team, I am delighted to welcome Heather and her family to Diamond Hill and to Columbus Ohio. After a thorough and comprehensive search process we are pleased that we were able to attract such an outstanding person to lead our company. Heather brings an in-depth understanding of the investment management industry and significant leadership experience to Diamond Hill and we believe she is a strong cultural fit. Our industry is undergoing a period of significant change, and we are confident in Heather’s ability to lead us into the future. We appreciate Chris Bingaman’s efforts over the past four years serving as both CEO and portfolio manager on the Long-Short Fund and we look forward to his continued contribution to the investment team.”

“I am honored to be selected as the next President and CEO of Diamond Hill, and am excited to join the firm,” said Brilliant. “Diamond Hill’s dedication to putting client interests first, its outstanding investment talent and its financial strength attracted me to this opportunity, and I look forward to working closely with the leadership team and the board in positioning Diamond Hill for a long and successful future.”

Brilliant brings more than 20 years of domestic and international investment industry experience to this role. Most recently, she served as Chief Executive Officer, Americas with First State Investments. Prior to that role, she spent almost 14 years with Morningstar where she served as Global Head of Equity & Credit Research before advancing to Chief Executive Officer, Morningstar Australasia. Earlier in her career, she held several roles analyzing both credit and equity at firms including Bank of America and Driehaus Capital Management. Brilliant earned her MBA from the University of Chicago Booth School

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of Business, a degree in economics from Northwestern University, holds the Chartered Financial Analyst (CFA) designation and serves as the Chair of CFA Institute Board of Governors.

About Diamond Hill
We are an independent investment management firm with significant employee ownership and $21.6 billion in assets under management as of June 30, 2019. We provide services to institutions and individuals through mutual funds, institutional separate accounts and private investment funds. Our strategies include long-only equity, alternative long-short equity, and fixed income.

We serve our clients by providing investment strategies that deliver lasting value through a shared commitment to our intrinsic value-based investment philosophy, long-term perspective, disciplined approach and alignment with our clients’ interests. For more information visit www.diamond-hill.com.

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